UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – October 13, 2008

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-147828	71-1018770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10511 East Central, Wichita, Kansas	67206
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (316) 676-7111

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced on October 13, 2008 that it has hired Mr. Sidney E. Anderson, 50, as Vice President, effective immediately. Mr. Anderson will become Vice President and Chief Financial Officer effective with an appointment by the Board of Directors of our parent company Hawker Beechcraft, Inc. (“HBI”) at its meeting to be held on November 6 and 7, 2008.

Mr. Anderson’s employment arrangements include an annual base salary of $330,000. Effective January 1, 2009, Mr. Anderson will become eligible to participate in the Company’s management incentive plan and receive an annual incentive bonus based upon the achievement of certain individual and Company performance goals determined by the Board of Directors, with a target incentive bonus of 75% of his annual salary. In lieu of participation in this plan during 2008, Mr. Anderson’s annual incentive bonus for the fiscal year ending on December 31, 2008 will be at least $60,000. Mr. Anderson is also being offered an opportunity to make an initial investment of up to $300,000 in common stock of HBI, at fair market value, and will be granted options to purchase up to $2,050,000 in shares of HBI, based on the fair market value of the underlying shares of common stock on the date of grant.

Mr. Anderson has served as Vice President, Finance and Treasury of United Technologies Corp. – Hamilton Sundstrand division since 2005. For more than three years prior to 2005, he led the finance organization as the finance executive for Flight Systems & Service, a business unit of Hamilton Sundstrand. During the period of 2004—2005, he also attained an MBA from the Sloan School of Business at MIT through the MIT Sloan Fellows program.

To ensure a smooth transition, Mr. James K. Sanders will continue as Vice President and Chief Financial Officer until Mr. Anderson’s appointment is effective.

Item 9.01.	Financial Statements and Exhibits

The following exhibit is furnished with this report:

Exhibit No.	Description

99.1	Press Release dated October 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By Hawker Beechcraft, Inc., its Sole Member

/s/ Gail E. Lehman Gail E. Lehman, Vice President, General Counsel and Secretary

Dated: October 14, 2008